Exhibit 10.17

CAPMARK FINANCIAL GROUP INC.

DIVIDEND EQUIVALENT RIGHTS PLAN

ARTICLE I

INTRODUCTION

The Plan was established effective as of October 25, 2006 by Capmark Financial Group Inc. for the purpose of providing dividend equivalent rights to employees of Capmark Financial Group Inc. and its Subsidiaries and Affiliates:

ARTICLE II

DEFINITIONS

The following capitalized terms used in the Plan have the respective meanings set forth in this Article II:

2.1.          “Affiliate” shall mean with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.

2.2.          “Beneficiary” shall mean such person or legal entity as may be designated by a Participant under Section 5.2 to receive benefits hereunder after such Participant’s death or Disability.

2.3.          “Board” shall mean the board of directors of the Company.

2.4.          “Cause” shall mean “Cause” as such term may be defined in any employment agreement between the Participant and the Company or any other Service Recipient (the “Employment Agreement”), or, if there is no such Employment Agreement (or if such term is not defined therein), “Cause” shall exist if the Board reasonably determines that any one or more of the following events has occurred while employed by the Company or any other Service Recipient: (i) the Participant’s willful and continued failure (except where due to a physical or mental incapacity) to substantially perform his material duties with respect to the Company or any of its Subsidiaries which continues beyond ten (10) days after a written demand for substantial performance is delivered to the Participant by the applicable Service Recipient (such ten-day period, the “Cure Period”); (ii) any gross misconduct of the Participant that causes material and demonstrable injury, monetarily or otherwise, to any Service Recipient; (iii) conviction of, or plea of guilty or nolo contendere to, the commission of (x) a felony by the Participant or (y) any misdemeanor involving theft, fraud, misappropriation or moral turpitude (other than in connection with any traffic violations); (iv) the Participant’s disqualification or bar by any governmental or self-regulatory authority from serving in his position with the applicable Service Recipient or the Participant’s loss of any governmental or self-regulatory license that is reasonably necessary for the Participant to perform his material duties with respect to the applicable Service Recipient in any such case, as a result of misconduct by the Participant; (v) the Participant’s willful obstruction of, or willful failure to cooperate with (except where due to a physical or mental incapacity), any investigation authorized by the Board; provided that exercise by the Participant of his constitutional rights under the Fifth Amendment of the United States Constitution in the event of any criminal investigation of the Participant shall not be treated as obstruction of or failure to cooperate with any such investigation; (vi) the Participant’s material breach of the applicable Service Recipient’s written code of conduct and business ethics, which breach is customarily punishable by termination of employment by the applicable Service

Recipient; or (vii) a material breach by the Participant of the restrictive covenants applicable to the Participant pursuant to the Participant’s Management Stockholders’ Agreement or other agreements, if any, which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured).

2.5.          “Change in Control” shall mean (i) the sale of all or substantially all of the assets of Investor LLC, the Company, or GMAC Mortgage Corporation to an Unaffiliated Person; or (ii) a sale by the Company or Investor LLC, in a single transaction or in a related series of transactions, of the voting stock of the Company resulting in more than 50% of the voting stock of the Company being held (either directly or indirectly through Investor LLC, and which for the avoidance of doubt includes the distribution of any interests in the Investor LLC being distributed to any limited partners of any Investor, which are not Affiliates of that Investor) by an Unaffiliated Person; or (iii) a sale by the Company or Investor LLC, in an unrelated series of transactions, of the voting stock of the Company, as a result of which an Unaffiliated Person is (either directly or indirectly through Investor LLC, and which for the avoidance of doubt includes the distribution of any interests in the Investor LLC being distributed to any limited partners of any Investor, which are not Affiliates of that Investor) the single largest holder of voting stock of the Company; or (iv) a merger or consolidation of the Company or Investor LLC into an Unaffiliated Person;  if and only if any such event (or as a result of any such event) listed in (i) – (iv) above results in the inability of the Investors and any of their respective Affiliates, either as a Group or individually (through Investor LLC or otherwise), to elect a majority of the Board or board of directors of the resulting entity; provided, however, to the extent any such event listed in (i) – (iv) above occurs but at such time neither the Investors and their Affiliates as a Group, nor any of the Investors or their respective Affiliates individually (through Investor LLC or otherwise) retain the ability to elect a majority of the Board or the board of directors of the resulting entity, a Change of Control shall be deemed to have occurred upon any later date on which neither the Investors and their respective Affiliates as a Group nor any of the Investors or their Affiliates individually retain such ability. For purposes of this definition, the term “Unaffiliated Person” means any Person or Group who is not (x) a Investor or any member of a Investor, (y) an Affiliate of an Investor or any member of a Investor or (z) an entity in which a Investor or any member of an Investor holds, directly or indirectly, a majority of the economic interests in such entity.  Notwithstanding the foregoing, if any of the transactions described in (i), (ii) or (iv) of the preceding sentence shall occur and the other Person or Group involved in such transaction (or its parent entity) is an Affiliate of any Investor because it is under common control by an ultimate parent entity, but the day-to-day operations of, and key business decisions regarding, such Affiliate are controlled by an entity that is, or individuals who are, principally engaged in a business other than the management or operations of private equity funds (any such Affiliate, a “Strategic Business Affiliate”), then the determination of whether a Change of Control has occurred shall be made by applying the relevant test in clause (i), (ii) or (iv) above (along with the test of whether the Investors and their Affiliates as a Group any of the Investors or their Affiliates individually (through Investor LLC or otherwise) lose the ability to elect a majority of the Board) as if the Strategic Business Affiliate was not an Affiliate of any of the Investors and by treating the voting power of the Strategic Business Affiliate in the Company (or the resulting entity) as if it were held by a Person or Group unaffiliated with any of the Investors.

2.6.          “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.7.          “Committee” shall mean the compensation committee of the Board or, if no such committee is appointed, the Board.

2.8.          “Common Stock” or “Share” shall mean common stock of the Company.

2.9.          “Company” shall mean Capmark Financial Group Inc., its successors and assigns.

2.10.        “Disability” shall mean “Disability” as such term is defined in the Employment Agreement, or if there is no such Employment Agreement (or if such term is not defined therein), “Disability” shall mean the Participant’s physical or mental disability or infirmity that prevents the performance of such Participant’s duties for a period of (i) one hundred twenty (120) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12) month period, in either case, as evidenced by a written statement of a physician licensed to practice medicine in any state in the United States mutually agreed upon by the applicable Service Recipient.  The determination of Disability made in writing to the applicable Service Recipient shall be final and conclusive for all purposes of this Plan.

2.11.        “Dividend Equivalent Account” shall mean the notional account established and maintained by the Company for each Participant, as described in Article IV of the Plan.  Dividend Equivalent Accounts shall be maintained solely as bookkeeping entries to evidence unfunded obligations of the Company.

2.12.        “Dividend Equivalent Amount” shall mean an Ordinary Dividend Equivalent Amount and/or an Extraordinary Dividend Equivalent Amount, as applicable.

2.13.        “Effective Date” shall mean October 25, 2006, the effective date of the Plan; provided, however, that the amendments and modifications contained herein are effective upon the date upon which such amendments and modifications are approved by the Committee.

2.14.        “Eligible Employee” shall mean an active Employee who holds outstanding Options as of the Effective Date, and any other Employee selected by the Committee in its sole discretion.

2.15.        “Employee” shall mean a person, including an officer, who is eligible to receive stock option awards under the Equity Plan.

2.16.        “Employer” shall mean the Company and any other Service Recipient designated by the Company that employs one or more Eligible Employees who have become Participants in accordance with Article III.

2.17.        “Equity Plan” shall mean the 2006 Equity Plan for Key Employees of Capmark Financial Group Inc. and its Affiliates, as amended from time to time.

2.18.        “Exchange Act” shall mean The Securities Exchange Act of 1934, as amended, or any successor thereto.

2.19.        “Extraordinary Dividend Equivalent Amount” shall mean a bookkeeping entry representing a hypothetical dividend paid on the number of shares of Common Stock subject to a

Participant’s outstanding Options on a given Record Date, as defined and provided for in Section 4.2(b) of the Plan.

2.20.        “Good Reason” shall mean “Good Reason” as such term is defined in the Employment Agreement, or if there is no such Employment Agreement (or if such term is not defined therein), “Good Reason” shall mean, without the Participant’s consent, (i) the material reduction of the Participant’s annual rate of base salary (excluding any general salary reduction affecting substantially all of the full-time, salaried employee population of the applicable Service Recipient) or annual bonus opportunity (excluding reductions in the value of any performance bonus pool as a result of Company or business unit’s performance or changes in the goal amount or type of performance targets of the applicable bonus arrangement), (ii) a material diminution in the Participant’s employment duties or responsibilities, in each case, following a reasonable period by the applicable Service Recipient to cure such event following receipt of written notice by the Participant indicating the event giving rise to Good Reason; or (iii) relocation of the Participant’s primary workplace to a location more than 50 miles away from his prior office location.   The Participant may terminate his employment with Good Reason by providing the Company ten (10) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, within one hundred eighty (180) days after the occurrence of such event.

2.21.        “Group” shall mean “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

2.22.        “Investor Group” shall mean, collectively, Investor LLC, its members, the Investors, and any of the foregoing entity’s respective Affiliates.

2.23.        “Investor LLC” shall mean GMACCH Investor LLC, a Delaware limited liability company.

2.24.        “Investors” shall mean, collectively, Kohlberg Kravis Roberts & Co., Five Mile Capital Partners, The Goldman Sachs Company, Inc., and Dune Capital Management LP.

2.25.        “Management Stockholders’ Agreement” shall mean that certain Management Stockholders’ Agreement of even date herewith between the Participant and the Company.

2.26.        “Options” shall mean those outstanding, unexercised options to purchase Common Stock granted to and held by any Participant under the Equity Plan.

2.27.        “Option Shares” shall mean those shares of Common Stock subject to outstanding but unexercised Options held by a Participant from time to time.

2.28.        “Ordinary Dividend Equivalent Amount” shall mean a bookkeeping entry representing a hypothetical dividend paid on the number of shares of Common Stock subject to a Participant’s vested Options on a given Record Date, as defined and provided for in Section 4.2(a) of the Plan.

2.29.        “Participant” shall mean an Eligible Employee who is selected by the Committee to participate in the Plan.

2.30.        “Person” shall mean a “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

2.31.        “Plan” shall mean this Capmark Financial Group Inc. Dividend Equivalent Rights Plan, as amended from time to time.

2.32.        “Record Date” shall mean any given record date established by the Board for purposes of calculating and paying dividends on the outstanding shares of Common Stock.

2.33.        “Service Recipient” shall mean, the Company, any Subsidiary of the Company, or any Affiliate of the Company that satisfies the definition of “service recipient” within the meaning of Proposed Treasury Regulation Section 1.409A-1(g) (or any successor regulation), with respect to which an Employee is a “service provider” (within the meaning of Proposed Treasury Regulation Section 1.409A-1(f) (or any successor regulation).

2.34.        “Subsidiary” shall mean any corporation or other entity in an unbroken chain of corporations or other entities beginning with the Company if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain.

ARTICLE III

PARTICIPATION BY ELIGIBLE EMPLOYEES

3.1.          Participation.  Participation in the Plan is limited to Eligible Employees.  An Eligible Employee shall be selected to participate in the Plan as determined by the Committee in its sole discretion.

3.2.          Continuity of Participation.  A Participant who separates from service with all of the Employers shall cease participation hereunder on the last date on which all vested Options held by the Participant have expired in accordance with their terms, or otherwise have been cancelled or repurchased in accordance with the Equity Plan and/or the Management Stockholder’s Agreement (any such date on which such Options so expire, are cancelled or repurchased, the “Option Expiration Date”).  Unless otherwise determined by the Committee, however, the separation from service of a Participant with one Employer will not interrupt the continuity of the Participant’s participation in the Plan if, concurrently with or immediately after such separation, the Participant is employed by one or more of the other Employers.

ARTICLE IV
DIVIDENDS AND DIVIDEND EQUIVALENT ACCOUNTS

4.1.          Establishment of Dividend Equivalent Accounts.  A Dividend Equivalent Account will be established for each Participant, as determined by the Committee.

4.2.          Crediting of Dividend Equivalent Amounts.  On each Record Date, a Dividend Equivalent Amount will be credited to each Participant’s Dividend Equivalent Account in respect of each of such Participant’s Options as of each such Record Date as follows:

(a)           if the Company declares and pays an ordinary dividend on issued and outstanding shares of Common Stock in the form of cash or other property (other than shares of Common Stock), then an Ordinary Dividend Equivalent Amount shall be credited to a Participant’s Dividend Equivalent Account no later than the third business day following the Record Date of such dividend, equal to (i) the number of a Participant’s then outstanding and vested Option Shares on the Record Date for such dividend, multiplied by (ii) the amount of cash and/or the fair market value of any property (other than shares of Common Stock)) actually paid as an ordinary dividend in respect of one share of Common Stock issued and outstanding on the Record Date; and

(b)           if the Company declares and pays an extraordinary dividend on issued and outstanding shares of Common Stock in the form of cash or shares of Common Stock, and the Company, in its reasonable judgment after consultation with its legal counsel, tax accountants, and senior management, determines that making adjustments to any outstanding Options held by all Participants to take into account the effect of such extraordinary dividend on such Options under Section 8 of the Equity Plan would violate Section 409A of the Code or otherwise would give rise to adverse accounting consequences to the Company, then an Extraordinary Dividend Equivalent Amount shall be credited to a Participant’s Dividend Equivalent Account no later than the third business day following the Record Date of such dividend, equal to (i) the number of a Participant’s then outstanding Option Shares (whether vested or unvested) on the Record Date for such dividend, multiplied by (ii) the amount of cash and/or the Fair Market Value (as such term is defined in the Equity Plan) of the shares of Common Stock actually paid as an extraordinary dividend in respect of one share of Common Stock issued and outstanding on the Record Date.

4.3.          Crediting of Interest.  On each anniversary of the Effective Date, a Participant’s Dividend Equivalent Account shall be credited with interest, calculated using the Company’s average borrowing rate for the 12-month period immediately preceding such anniversary of the Effective Date for the period during which the balance of such Account has been outstanding.

4.4.          Vesting of Dividend Equivalent Account.

(a)           A Participant shall vest in the relevant portion of his or her Dividend Equivalent Account that is comprised of Ordinary Dividend Equivalent Amounts (and interest credited thereon as provided in Section 4.3 above) (such portion, together with such interest, the “Ordinary Dividend Portion”) as follows:

(i)            to the same extent, and at the same time(s), as either (A) the Participant exercises his or her vested Options to which such Ordinary Dividend Portion relates (e.g., if at a given time the Participant exercises 50% of his or her vested Options at any time, the Participant shall at that same time become vested in 50% of his or her Ordinary Dividend Portion) or (B) the Participant’s vested Options are purchased by the Company pursuant to the terms of the Management Stockholders’ Agreement in connection with a termination of the Participant’s employment; provided, however, that, in the event of a termination of employment with all Service Recipients by the Participant without Good Reason, such Participant shall only vest in his or her Ordinary Dividend Portion if the purchase price under the terms of the Management Stockholders’ Agreement for the Participant’s vested Options is greater than zero (such vesting event is hereinafter referred to as a “Qualifying Resignation”); and

(ii)           as to 100% of any such unvested portion upon the first to occur of (i) a Change in Control or (ii) the Participant’s “separation of service” (within the meaning of Section 409A of the Code) from all Service Recipients due to the Participant’s death or Disability.

(b)           A Participant shall vest in the relevant portion of his or her Dividend Equivalent Account that is comprised of Extraordinary Dividend Amounts (and interest credited thereon as provided in Section 4.3 above) (such portion, together with such interest, the “Extraordinary Dividend Portion”) to the same extent, and at the same time(s), as the Participant’s Options to which such Extraordinary Dividend Portion relates (e.g., if on a given Record Date for an extraordinary dividend, the Participant is 20% vested in his or her Options, then he shall, on such Record Date, be immediately vested in 20% of the Extraordinary Dividend Equivalent Amount (and any future interest credited thereon) credited to his or her Dividend Equivalent Account on such date, and shall become vested as to an additional 20% of such amount on the next date on which the Participant becomes 20% vested in his or her Options in respect of which such amount was originally credited).  For the avoidance of doubt, a Participant shall vest in the Extraordinary Dividend Portion of his or her Dividend Equivalent Account to the same extent, and at the same time, as the Participant’s Options become vested upon the occurrence of a Change in Control.

(c)           Unvested amounts (including any interest accrued thereon pursuant to Section 4.3 above) held in a Participant’s Dividend Equivalent Account shall be forfeited by the Participant upon the date that his or her vested Options to which the relevant portion of such Dividend Equivalent Account relates otherwise expire in accordance with the terms of the Equity Plan and the grant agreement(s) thereunder.

ARTICLE V

DISTRIBUTIONS

5.1.          Distribution Date.  Subject to Section 8.7 of the Plan, a distribution in settlement of vested amounts held in any Participant’s Dividend Equivalent Account shall be made to the Participant on the tenth (10th) anniversary of the Effective Date, unless such distribution is accelerated as follows:

(a)           (x) upon the Participant’s “separation of service” with all Service Recipients within the meaning of Section 409A of the Code (i) by all Service Recipients without Cause, (ii) by the Participant for Good Reason, (iii) due to the death, Disability or Retirement of the Participant, (iv) upon a Qualifying Resignation (any of the foregoing, a “Separation from Service”), or (y) as otherwise provided by the Committee, all then vested amounts held in any Participant’s Dividend Equivalent Account shall be distributed in the manner set forth in Section 5.3; and

(b)           with respect to any amounts (i) held in the Participant’s Dividend Equivalent Account as of the date of the Separation from Service that are not vested at such date (and which are not otherwise forfeited by the Participant pursuant to Section 5.1(c) below), but which become vested pursuant to Section 4.4 between the date of the Separation from Service and the Option Expiration Date applicable to the vested Options with respect to which such amounts relate and (ii) that become credited to the Participant’s Dividend Equivalent Account pursuant to Sections 4.2 and 4.3 and vested pursuant to Section 4.4 between the Separation from Service and the Option Expiration Date applicable to the vested Options with respect to which such amounts relate, all such vested amounts shall be distributed on the Option Expiration Date applicable to the vested Options with respect to which such amounts relate, in the manner set forth in Section 5.3.

For purposes of this Plan, the term “Distribution Date” shall mean any of the foregoing dates on which amounts held in a Participant’s Dividend Equivalent Account are distributed.

(c)           Upon a separation of service by the Service Recipients for Cause, the Participant shall forfeit all amounts held in his or her Dividend Equivalent Account.

5.2.          Distributions on Death or Disability.  Subject to Section 8.7 of the Plan, in the event of a Participant’s death or Disability, all vested amounts held in the Participant’s Dividend Equivalent Account shall be made to the Participant or the Beneficiary selected by the Participant in accordance with Section 5.3.

5.3.          Method and Timing of Payment.  Subject to Section 8.7 of the Plan, all distributions under the Plan shall be in the form of a lump sum cash payment, on the fifteenth (15th) business days following the applicable Distribution Date.  A Participant may from time to time change the Participant’s designated Beneficiary without the consent of such Beneficiary by filing a new designation in writing with the Company or its designee.  If no Beneficiary designation is in effect at the time of the Participant’s death, or if the designated Beneficiary is missing or has predeceased the Participant, distribution shall be made to the Participant’s estate or the Participant, as applicable.

ARTICLE VI

FUNDING AND PARTICIPANT’S INTEREST

The Plan shall be unfunded and the Company shall pay all distributions from its general assets.  A Participant (or the Participant’s Beneficiary) shall have the rights of a general, unsecured creditor against the Company for any distributions due hereunder.

ARTICLE VII

ADMINISTRATION AND INTERPRETATION;
AMENDMENT AND TERMINATION

7.1.          Administration.  The Committee shall administer the Plan; provided, however, that the Committee may delegate its duties and powers in whole or in part as it determines.  To the extent permitted under Section 409A of the Code, the Committee has full discretionary authority to construe and interpret the terms and provisions of the Plan; to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan; to perform all acts, including the delegation of its administrative responsibilities to advisors or other persons who may or may not be employees of the Employers; and to rely upon the information or opinions of legal counsel or experts selected to render advice with respect to the Plan, as it shall deem advisable, with respect to the administration of the Plan.

7.2.          Interpretation.  The Committee may take any action, correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any election hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect or to carry out the Company’s purposes in adopting the Plan.  Any decision, interpretation or other action made by the Committee arising out of or in connection with the Plan, shall be final, conclusive and binding on the Employers and all Participants and Beneficiaries and their respective heirs, executors, successors and assigns.  The Committee’s determinations hereunder need not be uniform, and may be made selectively among Eligible Employees, whether or not they are similarly situated.

7.3.          Amendment and Termination.  The Committee shall have the right, at any time, to amend or terminate the Plan, in whole or in part, provided that such amendment or termination shall not materially adversely affect the rights of any Participant or Beneficiary under the Plan, except with respect to Section 8.3.  Notwithstanding the foregoing, the Committee shall have the right to amend the Plan in such manner as it deems necessary to preserve all applicable laws and/or favorable accounting treatment by the Company of the benefits provided under this Plan.  Notwithstanding anything set forth in this Section 7.3 to the contrary, this Plan may not be terminated prior to the date upon which no Options are outstanding under the Equity Plan.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1.          Right to Employment.  The adoption and maintenance of the Plan shall not be deemed to constitute a contract between an Employer and any Eligible Employee, or to be consideration for, or an inducement or condition of, the employment of any individual.  Nothing contained herein, or any action hereunder, shall be deemed to give any Eligible Employee the right to be retained in the employ of an Employer or to interfere with the right of any Employer to terminate any Eligible Employees at any time.

8.2.          Alienation or Assignment of Benefits.  Other than by will, the laws of descent and distribution, or by appointing a Beneficiary, a Participant’s rights and interest under the Plan shall not be assigned or transferred except as otherwise permitted by the Committee, and a Participant’s rights to benefit payments under the Plan shall not be subject to alienation, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or of a Beneficiary.  The Company may assign its rights and obligations under the Plan to a person or entity, which is an affiliate or a successor in interest to substantially all of the business operations of the Company, in which event such affiliate or successor in interest shall expressly agree to assume all of the Company’s rights and obligations under the Plan.

8.3.          Adjustments.  In the event of any change in, or exchange of, the outstanding shares of Common Stock after the Effective Date by reason of any stock split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of shares of Common Stock or other corporate event, or any transaction similar to the foregoing, the Committee, in its sole discretion and without liability to any person, may make such substitution or adjustment, if any, as it deems to be equitable, as to the number and/or kind of shares of Common Stock or other securities on which this Plan is based, including, without limitation, for purposes of the determinations made under Article IV hereof or otherwise, and subject to any Participant’s Options, in accordance with the terms of Section 8 or 9 of the Equity Plan.

8.4.          Severability.  In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

8.5.          Right to Withhold.  To the extent required by applicable law in effect at the time a distribution is made from the Plan, the Company, any Employer or their respective agents shall have the right to withhold or deduct from any distributions or payments hereunder any taxes required to be withheld by federal, state or local governments prior to making any such distributions or payments.

8.6.          Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws to the extent not pre-empted by federal law.

8.7.          Compliance with Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of the Participant’s termination of employment with any Service Recipient the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company.  The Company shall consult with its legal counsel and tax accountants in good faith regarding the implementation of the provisions of this Section 8.7, which shall be done only in a manner that is reasonably acceptable to the senior executives of the Company; provided that none of the Service Recipients nor any of its employees or representatives shall have any liability to any Participant with respect thereto.